To :	Gilles Tremblay
768 Orincipal St., #202
Laval, Quebec (Canada)
H7X 1E6

From:	Elio Sorella
CEO and Chairman of the Board of Directors
Ecolomondo Corporation Inc.
3435 Pitfield Blvd., Montreal, Quebec
Canada H4S 1H7

Ecolomondo Corporation Inc. wants to submit and file a registration statement and prospectus with the United States Securities and Exchange Commission (“SEC”), and then distribute them to prospective investors.

We intend to name you, to discuss your statements, to refer to some of your comments and conclusions, and to state extracts from your report “Ecolomondo TDP Compliance of Stack and Flare Emissions With 40 CFR Part 60 Standards of Performance and Environment Quebec”, dated January 3, 2013, in the prospectus.

In particular, we want to include the following quote :

“All air measurements in stack from the Thermal Decomposition Process comply easily (much less than 10% of the specified norms) with EPA Air Emission Standards and also to each parameter specified in Environment Quebec Air Quality Standards.”

Please indicate your agreement to the above by signing and returning a copy of this letter to me at Ecolomondo Corporation, Inc. 3435 Pitifield Blvd., Montreal, Qc Canada H451H2

Thank you,

Elio Sorella

Agreed to and consented to:	Gilles Tremblay
	Signature:	/s/ Gilles Tremblay
	Date:	March 16, 2015